UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2016

Gaming Partners International Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-23588	88-0310433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3945 West Cheyenne Avenue, North Las Vegas, Nevada	89032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 384-2425

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 11, 2016, we entered into an Asset Purchase Agreement pursuant to which we purchased substantially all of the assets dedicated to the design, manufacture and distribution of chips, plaques, and layouts for gaming tables from Entertainment Gaming Asia Inc. (EGT). The transactions under the Agreement closed on May 11, 2016.

Under the terms of the Agreement, we purchased certain assets of EGT’s wholly-owned subsidiary, Dolphin Products Limited (Dolphin), including fixed assets, raw materials and inventory, and intellectual property for cash consideration of $5.9 million. The consideration includes a purchase price of $5.4 million and $530,000 for restrictive covenants related to a non-compete arrangement given by EGT, Dolphin, and Mr. Clarence Chung. The purchase price will be paid out in installments over a 24-month period after closing, with $3.2 million paid at closing and $1.1 million to be paid on each of the first two anniversaries of the closing. Payment related to the restrictive covenants was paid at closing. We will also pay an amount equal to four months’ rental for the Dolphin factory subject to a cap of $260,000 at closing and a fixed sum of $520,000 for costs related to the termination of Dolphin employees within 60 days of closing.

In addition, we will make earn-out payments to Dolphin, which include 3% of net revenue on certain sales to specific Asian-based casinos over the next five years, and 15% of net revenues to EGT’s related party casinos for an indefinite time period, subject to certain limits and the condition that Dolphin shall only be entitled to earn-out payments above $900,000.

The Agreement includes customary representations, warranties and covenants by us and EGT, including each party’s agreement to indemnify the other against certain claims or losses resulting from certain breaches of representations, warranties or covenants under the Agreement and third-party claims arising before and after the close. The asset sale represents EGT’s exit from the business of design, manufacture and distribution of chips, plaques and layouts for gaming tables and, as part of the transaction, EGT agreed not to engage in the manufacture of gaming chips, plaques, jetons, playing cards and layouts for gaming tables in competition with GPIC.

In connection with the close of the transaction under the Agreement, we and EGT settled and released each other of all claims relating to the civil actions instituted by us against Dolphin in the High Court of the Hong Kong Special Administrative Region in December 2015.

On May 16, 2016, we issued a press release announcing the close of the purchase of table game assets from EGT. A copy of the release is attached hereto as Exhibit 99.1 to this report.

Item 2.01	Completion of Acquisition or Disposition of Assets

On May 11, 2016, we completed the purchase of substantially all of the assets dedicated to the design, manufacture and distribution of table game equipment and products from Entertainment Gaming Asia Inc. The terms of the asset purchase are reported in Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release dated May 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gaming Partners International Corporation

Date: May 17, 2016
	By:	/s/ Gregory S. Gronau
Gregory S. Gronau
President and Chief Executive Officer